Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF GLOBAL EAGLE ENTERTAINMENT INC.

Global Eagle Entertainment Inc., a Company organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify as follows:

ONE: That the name of the Company is Global Eagle Entertainment Inc. The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on February 2, 2011, the Amended and Restated Certificate of Incorporation of the Company was filed on May 12, 2011 and the Second Amended and Restated Certificate of Incorporation of the Company was filed on January 31, 2013 (the “Certificate of Incorporation”).

TWO: That, at a meeting of the Board of Directors of the Company, resolutions were duly adopted recommending and declaring advisable that the Certificate of Incorporation be amended and that such amendment be submitted to the stockholders of the Company for their consideration, as follows:

RESOLVED, that Section 4.1 of Article IV of the Certificate of Incorporation be amended and restated in its entirety to read as follows:

“Section 4.1    Reverse Stock Split and Authorized Capital Stock. Effective April 15, 2020 (the “Effective Time”), a one-for-twenty-five reverse stock split of the shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), shall become effective, pursuant to which each twenty-five shares of Common Stock outstanding and held of record by each stockholder of the Company (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and nonassessable share of Common Stock, automatically and without any action on the part of the Company or the respective holders thereof upon the Effective Time, and shall thereupon represent one share of Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.0001 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split. In lieu of fractional shares, (i) with respect to holders of one or more certificates which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, upon surrender after the Effective Time of such certificate or certificates, any holder who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split shall following the Effective Time be entitled to receive a cash payment (the “Fractional Share Payment”) equal to the fractional share to which such holder would otherwise be entitled multiplied by the closing price per share on the trading day immediately preceding the Effective Time as reported by Nasdaq (as adjusted to give effect to the Reverse Stock Split), and (ii) with respect to holders of shares of Common Stock in book-entry form in the records of the Company’s transfer agent that were issued and outstanding immediately prior to the Effective Time, any holder who would otherwise be entitled to a fractional share of

Common Stock as a result of the Reverse Stock Split shall following the Effective Time be entitled to receive the Fractional Share Payment, in each case, automatically and without any action by the Company or the holder.

The total number of shares of all classes of capital stock which the Company is authorized to issue is 401,000,000 shares, consisting of 375,000,000 shares of Common Stock, 25,000,000 shares of non-voting common stock, par value $0.0001 per share (the “Non-Voting Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

THREE: That at a special meeting of stockholders of the Company held on March 17, 2020, the aforesaid amendment was duly adopted by the stockholders of the Company.

FOUR: That this Certificate of Amendment was duly adopted in accordance with Section 242 of the General Company Law of the State of Delaware.

***

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its duly authorized officer this 15th day of April, 2020, and the foregoing facts stated herein are true and correct.

GLOBAL EAGLE ENTERTAINMENT INC.

By:	/s/ Josh Marks
Name:	Josh Marks
Title:	Chief Executive Officer